EXHIBIT 99.1

Evolving Systems Reports its 2019 Year-End and Fourth Quarter Financial Results

ENGLEWOOD, Colorado – March 30, 2020 – Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its fourth quarter and full year ended December 31, 2019.

2019 Financial Results Highlights:

•	2019 revenues were $25.8 million with fourth quarter revenue of $6.7 million.
•	The Company has generated positive cash flow from operations in 2019.
•	During the second quarter, the Company incurred a non-cash charge related to the impairment of goodwill of $6.7 million associated with our past acquisitions and triggered by the decline in the market capitalization of the Company.
•	Operating loss was $7.9 million and net loss was $9.7 million for 2019, which was mostly related to our goodwill impairment. Excluding the goodwill impairment, operating loss would have been $1.2 million and net loss would have been $3.0 million.
•	During the fourth quarter operating income was $0.1 million.
•	The Company reported positive Adjusted EBITDA of $0.3 million for 2019 and Adjusted EBITDA of $0.4 million for the fourth quarter.
•	The Company continues to function efficiently even though our employees are working from home during the global pandemic.
•	Continued strategic investments to enhance R&D activities, sales and marketing initiatives, and global business development to drive long-term growth in revenues.

Matthew Stecker, Evolving Systems’ Chief Executive Officer and Executive Chairman stated: “In the current global pandemic, we are fortunate that our services continue to be used by wireless carriers whose businesses are widely considered to be an essential service.  Evolving Systems is continuing to fully service its clients’ needs during this difficult time.  Due to the geographical distribution of our employees, over the years we have developed a culture of successfully managing our business through telework. This skill has helped us during the current situation. The largest practical impact we’ve seen has been to our traditional modes of sales and business development, but we are quickly working with our current and prospective clients to find new ways to communicate, sell and service.”

Further commenting on the Company’s 2019 results, Mr. Stecker added: “While continuing to execute on our product revitalization, we’re proud to have generated positive cash flow from operations in the year. While our 2019 revenues were down from 2018, our fourth quarter revenues rose from third quarter keeping our trajectory in line with our plans as we continue to execute on our transformation. During this recent outbreak, we have leveraged our ability to implement and provide support remotely and this has resulted in a relatively limited effect on our operations. With respect to travel restrictions, we have implemented tools such as video conferencing to replace personal meetings and continue to progress sales opportunities and project deployments. All of us at Evolving Systems remain focused on growing our business and creating long-term value while continuing to meet our clients’ needs.”

Stecker added: “During 2020, we will continue to focus on our transformation, increasing innovation and product enhancements while identifying further new sales opportunities in the Telecom Market. We will continue the efforts we started in 2019 to market the Evolving Systems brand and generate sustainable long-term shareholder value. Evolving Systems will continue to develop exciting new products that will grow existing client relationships, facilitate penetration into new markets, and reach new customers.”

2019 Results

Total revenue for the year ended December 31, 2019 was $25.8 million, a $4.9 million or 15.9% decrease compared to the year-ago period. Services revenues of $24.5 million decreased year-over-year by $4.7 million mostly related to the completion of project work and ending of client relationships in 2018 that were associated to the acquired companies of Lumata and BLS.

The Company reported gross profit margins, excluding depreciation and amortization, of approximately 66.3% for the year ended December 31, 2019 as compared to gross profit margins of approximately 66.2% for the year ended December 31, 2018. The Company continues to assign staff to support internal efforts including product development, reducing the project hours worked and maintaining project margins.

In accordance with Accounting Standards Codification (ASC) 350 "Intangibles Goodwill and Other" we are required to test our goodwill and other indefinite-lived intangible assets for impairment at interim reporting periods when a triggering event is identified. During the second quarter of our fiscal year of 2019, given the sustained decline in the market capitalization of our common stock during the second quarter of 2019, a triggering event was identified, and we performed an interim goodwill impairment test. Management considered that, along with other possible factors affecting the assessment of the Company’s reporting unit for the purposes of performing a goodwill impairment assessment, including management assumptions about expected future revenue forecasts and discount rates, changes in the overall economy, trends in the stock price, estimated control premium, other operating conditions, and the effect of changes in estimates and assumptions could materially affect the determination of fair value and goodwill. As a result of the significant decline in the current market capitalization and, despite any of the other positive factors contemplated and the absence of any changes in our business operations, the outcome of this goodwill impairment test resulted in a non-cash charge for the impairment of goodwill for the remaining carrying value of $6.7 million in the condensed consolidated financial statements.

Total operating expenses were $25.0 million in the year-ended December 31, 2019. Excluding the goodwill impairment, the Company’s operating expenses were $18.3 million which decreased by approximately $0.2 million or 1.4%, as compared to $18.5 million in the corresponding year-ago period. The decrease was primarily related to the reduction in professional fees and lower legal as well as lower incentive compensation expense compared to the prior period a year ago. This was offset by our increased focus on product development and growing our global business development team in tandem with additional marketing efforts.

The Company reported an operating loss of $7.9 million and a net loss of $9.7 million, which was mostly related to our goodwill impairment, excluding the goodwill impairment, operating loss would have been $1.2 million and net loss would have been $3.0 million for the year ended December 31, 2019. These results as compared to operating loss of $16.0 million and net loss $14.8 million, excluding the goodwill impairment in the prior year would have been operating income of $1.8 million and net income of $3.0 million for the year ended December 31, 2018, respectively. Net loss per share, both basic and diluted was ($0.80) for the year ended December 31, 2019 as compared to net loss per share, both basic and diluted of ($1.22) in the comparable year-ago period. The Company reported Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $0.3 million compared to $3.6 million in the 2019 and 2018 year-end periods, respectively, as the Company strategically invests a portion of the profits in the continuing initiatives to foster long term growth.

Cash and cash equivalents as of December 31, 2019 and December 31, 2018 were approximately $3.1 million and $6.7 million, respectively. Contract receivables, net of allowance for doubtful accounts were $6.7 million, a decrease of $1.0 million or approximately 13.2%, compared to December 31, 2018. Working capital decreased $4.3 million or approximately 53.3%, to $3.8 million as of December 31, 2019 from $8.1 million as of December 31, 2018. The decrease in working capital is related to a decrease in cash and cash equivalents, contract receivables, and unbilled work-in-progress partially offset by decreases in our current portion of the term loan payable and accounts payable and accrued liabilities. Working capital also was decreased by the recording of a current liability of $0.4 million related to the adoption of Accounting Standards Update “ASU” 2016-2 on Topic 842 for the accounting of operating leases.

Matthew Stecker concluded: “2019 was a year of continuing to guide Evolving Systems through transformation which calls for continued investment in our product solutions and for us to grow our staff to better support our global customers. We are always intelligently seeking new opportunities whether through potential accretive acquisitions, joint ventures, or strategic partnerships to drive both top- and bottom-line performance over the long-term to bring our shareholders lasting value. We have a very strong customer footprint and decades of proven performance. The key to our future success is in driving innovation and capturing more wallet share from our installed base, while in parallel driving new engagements that can enhance our value proposition and expand our reach.”

Fourth Quarter Comparisons

Total revenue in the fourth quarter ended December 31, 2019 was $6.7 million as compared to $6.9 million in the comparable year-ago period, a decrease of $0.2 million or 3.4%. Driving the year-over-year decrease were higher revenues associated with the Company’s acquisitions in the previous year due to significant open project work offset by new implementations and upgrades beginning deployment in 2019.

Total operating expenses for the fourth quarter of 2019 were $4.2 million compared to $22.2 million for the comparable period a year ago, however excluding the goodwill impairment loss in the prior year, operating expenses would have been $4.2 million compared to $4.5 million. The decrease was mostly related to a reduction in product development as staff previously working on development shifted to project work on the new implementations and upgrades.

The Company reported an operating income of $0.1 million and a net loss of $1.4 million for the fourth quarter ending December 31, 2019. The Company would have had operating income as compared to operating loss of $17.6 million for the comparable year-ago period, however excluding the goodwill impairment loss in the prior year, it would have had a $0.2 million operating income for the fourth quarter ended December 31, 2018. Adjusted EBITDA for the fourth quarter ended December 31, 2019 was $0.4 million as compared to Adjusted EBITDA of $0.6 million in the fourth quarter ended December 31, 2018.

Conference Call

The Company will be conducting a conference call and webcast on Monday March 30, 2020 at 5:00 p.m. Eastern Time and 3:00 p.m. Mountain Time. The call-in numbers for the conference call are: (877) 303-6316 for domestic toll free and (650) 521-5176 for international callers. The conference ID number is 1590919. A telephone replay will be available through April 13, 2020 and can be accessed by calling (855) 859-2056 for domestic toll free or (404) 537-3406 for international callers. The conference replay ID number is also 1590919. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q4 earnings call’ icon at left. A replay of the webcast will be accessible at that website through July 1, 2020. The webcast is also available by clicking the following link: https://edge.media-server.com/mmc/p/xp7jnua2

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 60 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products and its ability to successfully integrate its solutions with existing customer network systems are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed April 4, 2019; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations Contacts:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

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EVOLVING SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$3,076	$6,732
Contract receivables	6,732	7,757
Unbilled work-in-progress	1,105	3,044
Prepaid and other current assets	1,594	1,351
Income taxes receivable	953	1,137
Total current assets	13,460	20,021
Property and equipment, net	482	303
Amortizable intangible assets, net	3,665	4,550
Operating leases - right of use assets	1,205	—
Goodwill	—	6,738
Deferred income taxes	1,000	1,140
Total assets	$19,812	$32,752

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Term loans - current portion	$1,577	$3,573
Accounts payable and accrued liabilities	3,827	4,483
Lease obligations — operating leases	321	—
Unearned revenue	3,971	3,911
Total current liabilities	9,696	11,967
Long-term liabilities:
Term loans, net of current portion	122	2,365
Lease obligations, net	876	—
Total liabilities	10,694	14,332

Stockholders' equity:
Common stock	12	12
Additional paid-in capital	99,555	99,224
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(10,053)	(10,115)
Accumulated deficit	(79,143)	(69,448)
Total stockholders' equity	9,118	18,420
Total liabilities and stockholders' equity	$19,812	$32,752

EVOLVING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
REVENUE
License fees	$93	$591	$1,245	$1,433
Services	6,591	6,331	24,505	29,203
Total revenue	6,684	6,922	25,750	30,636

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation
and amortization	2,436	2,244	8,685	10,349
Sales and marketing	1,885	1,693	7,459	6,592
General and administrative	1,106	1,237	5,091	6,677
Product development	918	1,288	4,594	4,170
Depreciation	40	20	190	121
Amortization	234	237	938	970
Goodwill impairment loss	—	17,760	6,687	17,760
Total costs of revenue and operating expenses	6,619	24,479	33,644	46,639

(Loss) income from operations	65	(17,557)	(7,894)	(16,003)

Other income (expense)
Interest income	5	12	15	65
Interest expense	(59)	(109)	(314)	(478)
Other expense	55	335	56	393
Foreign currency exchange (loss) gain	(638)	310	(455)	810
Other income (expense), net	(637)	548	(698)	790

Loss from operations before income taxes	(572)	(17,009)	(8,592)	(15,213)
Income tax (benefit) expense	807	(1,030)	1,103	(426)
Net Loss	$(1,379)	$(15,979)	$(9,695)	$(14,787)

Basic loss per common share - net income	$(0.11)	$(1.32)	$(0.80)	$(1.22)

Diluted loss per common share - net income	$(0.11)	$(1.32)	$(0.80)	$(1.22)

Weighted average basic shares outstanding	12,164	12,122	12,157	12,108
Weighted average diluted shares outstanding	12,164	12,122	12,157	12,108

EVOLVING SYSTEMS, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Adjusted EBITDA:
Net loss	$(1,379)	$(15,979)	$(9,695)	$(14,787)
Depreciation	40	20	190	121
Amortization of intangible assets	234	237	938	970
Stock-based compensation expense	68	112	331	702
Goodwill impairment loss	—	17,760	6,687	17,760
Interest expense and other (benefit), net	637	(548)	698	(790)
Income tax (benefit) expense	807	(1,030)	1,103	(426)
Adjusted EBITDA	$407	$572	$252	$3,550

Non-GAAP net loss:
GAAP net income	$(1,379)	$(15,979)	$(9,695)	$(14,787)
Amortization of intangible assets	234	237	938	970
Stock-based compensation expense	68	112	331	702
Income tax adjustment for non-GAAP*	(52)	(62)	(352)	(221)
Non-GAAP net loss:	$(1,129)	$(15,692)	$(8,778)	$(13,336)

Diluted net loss per share
GAAP	$(0.11)	$(1.32)	$(0.80)	$(1.22)
Non-GAAP	$(0.09)	$(1.29)	$(0.72)	$(1.10)
Shares used to compute diluted net income per share	12,164	12,122	12,157	12,108

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.